TERMINATION OF ASSET PURCHASE AGREEMENT

This Termination of Asset Purchase Agreement, dated as of January 16, 2019 (this “Agreement”), is entered into by and among CLEANSPARK, INC., a Nevada corporation (“Purchaser”), and PIONEER CUSTOM ELECTRIC PRODUCTS CORP., a Delaware corporation (“Seller”). All capitalized terms used and not otherwise defined herein have the meanings ascribed to them in the Purchase Agreement (as defined below).

RECITALS

WHEREAS, Purchaser and Seller have entered into that certain Asset Purchase Agreement, dated May 2, 2018, as amended (the “Purchase Agreement”);

WHEREAS, pursuant to Section 8.1(a) of the Purchase Agreement, the Purchase Agreement may be terminated at any time prior to the Closing by mutual consent of Purchaser and Seller;

WHEREAS, each of the respective governing bodies of the Purchaser and Seller have determined that it is in the best interests of their respective companies and stockholders to terminate the Purchase Agreement in accordance with this Agreement; and

WHEREAS, accordingly, the Purchaser and Seller desire and consent to terminate the Purchase Agreement in the manner more particularly described below.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Purchaser and Seller hereby agree as follows:

1.                  The Purchase Agreement is hereby immediately terminated.

2.                  The Purchase Agreement is immediately terminated by the mutual consent of Purchaser and Seller in accordance with Section 8.1(a) of the Purchase Agreement.

3.                  As a result, the Purchase Agreement is void and of no further force or effect (other than Section 8.2 and Article IX thereof, which shall survive the termination of the Purchase Agreement in accordance with their terms), and there shall be no liability on the part of any of Purchaser or Seller to any other party thereunder, except that each party shall be liable for any fraud or any willful breach of the Purchase Agreement that was committed prior to the date hereof.

4.                  This Agreement shall be construed, interpreted, and governed in accordance with the laws of the state of Delaware, without reference to rules relating to conflicts of law.

5.                  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same Agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to each party.

6.                  If any part or any provision of this Agreement shall be finally determined to be invalid or unenforceable under applicable law by a court of competent jurisdiction, that part or provision shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining parts of said provision or the remaining provisions of this Agreement.

7.                  This Agreement may be modified only by a written document signed by the parties hereto. No waiver of this Agreement or any of the promises, obligations, terms or conditions hereof shall be valid unless it is written and signed by the party against whom the waiver is to be enforced.

8.                  The parties cooperated in the drafting of this Agreement, therefore, in the construction of this Agreement, the provisions hereof shall not be construed against any party. This Agreement contains the complete understanding and agreement between the parties hereto.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

CLEANSPARK, INC.

By: /s/ Zachary Bradford

Name: Zachary Bradford

Title: President

PIONEER CUSTOM ELECTRIC PRODUCTS CORP.

By: /s/ Nathan Mazurek

Name: Nathan Mazurek

Title: President

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